Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of March 12, 2007, by and between First California Financial Group, Inc., a Delaware corporation (the “Successor Company”), and Wilmington Trust Company, a Delaware banking corporation (the “Trustee”).

RECITALS

WHEREAS, FCB Bancorp, a California corporation (the “Existing Issuer”), and the Trustee entered into an Indenture dated as of September 30, 2005 (the “Indenture”), pursuant to which the Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Debentures”) have been issued by the Existing Issuer; and

WHEREAS, on the date of this Supplemental Indenture, the Existing Issuer has been merged with and into the Successor Company, with the Successor Company being the surviving corporation (the “Merger”), whereupon the separate corporate existence of the Existing Issuer has ceased; and

WHEREAS, Section 11.1 of the Indenture requires that the Successor Company expressly assume, by a supplemental indenture executed and delivered to the Trustee by the Successor Company, the due and punctual payment of the principal of (and premium, if any) and the interest on all of the Debentures in accordance with their terms, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be kept or performed by the Existing Issuer; and

WHEREAS, Section 9.1(a) of the Indenture authorizes, without the consent of any Securityholders, the execution of a supplemental indenture to evidence the succession of another corporation to the Existing Issuer, and the assumption by any such successor of the covenants, agreements, and obligations of the Existing Issuer under the Indenture; and

WHEREAS, the Existing Issuer has delivered to the Trustee an Officers’ Certificate stating that the Merger and this Supplemental Indenture comply with Article IX of the Indenture and that all conditions precedent therein provided for relating to the Merger have been complied with; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

NOW, THEREFORE, in compliance with Section 11.1 of the Indenture, and in consideration of the covenants contained herein and intending to be legally bound hereby, the Successor Company and the Trustee, for the benefit of the Securityholders, agree as follows:

1. Assumption of Payment and Performance. (a) The Successor Company hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all of the Debentures and the due and punctual performance and observance of all of the covenants and conditions of the Indenture on the part of the Existing Issuer to be performed or observed.

(b) Pursuant to Section 11.2 of the Indenture, the Successor Company shall succeed to, and be substituted for the Existing Issuer, and may exercise every right and power of, the Existing Issuer under the Indenture with the same effect as if the Successor Company had originally been the Existing Issuer under the Indenture.

2. Effect of Supplemental Indenture. (a) Upon the execution of this Supplemental Indenture, (i) the Indenture has been and hereby is modified in accordance herewith; (ii) this Supplemental Indenture forms a part of the Indenture for all purposes; (iii) except as modified and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect; (iv) the Debentures shall continue to be governed by the Indenture; and (v) every Securityholder heretofore or hereafter under the Indenture shall be bound by this Supplemental Indenture.

(b) Upon the effectiveness of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(c) Upon the effectiveness of this Supplemental Indenture, all references in each of the Debentures, and in the other documents and instruments executed in connection therewith, to the Indenture, including each term defined by reference to the Indenture, shall mean and be a reference to the Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

3. Conditions of Effectiveness. This Supplemental Indenture shall become effective at the effective time of the Merger following executions of the Trustee and the Successor Company of counterparts of this Supplemental Indenture.

4. Notation on Debentures. Debentures authenticated and delivered on or after the date hereof shall bear the following notation, which may be printed or typewritten thereon:

“Effective March 12, 2007, FCB Bancorp, a California corporation (the “Issuer”), was merged with and into First California Financial Group, Inc., a Delaware corporation (the “Successor Company”). Pursuant to the First Supplemental Indenture, dated as of March 12, 2007, the Successor Company has assumed the obligations of the Issuer and the performance of every covenant and condition of the Indenture on the part of the Issuer to be performed or observed.”

If the Successor Company shall so determine, new Debentures so modified as to conform to the Indenture as hereby supplemented, in form satisfactory to the Trustee, may at any time hereafter be prepared and executed by the Successor Company and authenticated and delivered by the Trustee or the Authenticating Agent in exchange for the Debentures then outstanding, and thereafter the notation herein provided shall no longer be required. Anything herein or in the Indenture to the contrary notwithstanding, the failure to affix the notation herein provided as to any Debenture or to exchange any Debenture for a new Debenture modified as herein provided shall not affect any of the rights of the holder of such Debenture.

5. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor Company.

6. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

7. Successors and Assigns. This Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the holders of any Debentures then outstanding.

8. Headings. The headings used in this Supplemental Indenture are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Supplemental Indenture.

9. Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

FIRST CALIFORNIA FINANCIAL GROUP, INC., as Successor Company

By:	/s/ C. G. Kum
Name:	C. G. Kum
Title:	President and Chief Executive Officer

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Christopher J. Slaybaugh
Name:	Christopher J. Slaybaugh
Title:	Senior Financial Services Officer